UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 12, 2005

VITACUBE SYSTEMS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50875	84-1575085
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

480 South Holly Street
Denver, CO 80246
(Address of principal executive offices, including zip code)

(303) 316-8577
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

On September 12, 2005, John Pougnet joined us as our Chief Financial Officer.  Mr. Pougnet’s employment agreement is for a two-year term and he will receive a base salary of $140,000, and may receive bonuses in such amounts as determined by our Compensation Committee.  Mr. Pougnet will also be eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by us. He will have an option to purchase 50,000 shares of VitaCube Systems Holdings, Inc. common stock, with an exercise price of $1.80.  The options will vest in equal amounts over a four-year period on December 31 starting on December 31, 2005.  If Mr. Pougnet’s employment were terminated other than for cause, disability or without good reason by Mr. Pougnet, he would be provided severance pay equal to twelve months, payable in equal monthly installments

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective September 12, 2005, Mary Pat O’Halloran resigned from her position as Chief Financial Officer.  There were no disagreements between the Company and Ms. O’Halloran on any matters involving accounting policies or practices.  Ms. O’Halloran will continue to serve as a consultant to the company.

(c) As noted under Item 1.01, on September 12, 2005, John Pougnet joined us as Chief Financial Officer.  Mr. Pougnet served as an audit senior manager at the independent registered public accounting firm KPMG LLP from January 2003 through September 2005.  Mr. Pougnet worked at Future Beef Operations LLC from May 2001 to August 2002, where he started as Corporate Controller and ultimately served as Vice President of Finance. Mr. Pougnet is a certified public accountant and received his bachelor’s degree in commerce from the University of Natal - Durban in 1993.

Item 8.01       Other Events

On September 14, 2005 the Registrant issued a press release relating to the resignation of Ms. O’Halloran and appointment of Mr. Pougnet as Chief Financial Officer, a copy of which has been filed herewith.

Item 9.01       Financial Statements and Exhibits

(c)   Exhibits

10.1         Employment Agreement with John D Pougnet

99.1         Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: September 14, 2005	VITACUBE SYSTEMS HOLDINGS, INC.

	By:	/s/ Earnest Mathis, Jr.
Earnest Mathis, Jr.
Chief Executive Officer